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                               LANDS' END, INC.
                                Lands' End Lane
                          Dodgeville, Wisconsin 53595
                           Telephone: (608) 935-9341

                              September 21, 2001

VIA EDGAR
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U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Lands' End, Inc. - Request for Withdrawal of Registration Statement on Form S-3 (File No. 333-21695) as amended by that certain Amendment No. 1 filed on March 10, 1997
          ----------------------------------------------------------------------

Ladies and Gentlemen,

     Pursuant to Rule 478 of the Securities and Exchange Commission, the undersigned hereby applies for withdrawal of the above-referenced Registration Statement. If you have any questions regarding this application, please call Donald E. Batterson of Kirkland & Ellis at (312) 861-2029. Thank you for your assistance.

                                        Very truly yours,

                                        LANDS' END, INC.


                                        By:  /s/ Donald R. Hughes
                                             --------------------------------
                                             Donald R. Hughes
                                        Its: Chief Financial Officer